Exhibit 23.5

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, PetroTechnical Services Division of Schlumberger Technology Corporation hereby consents to the inclusion or incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of information from our firm’s reserves report dated 23 January 2015 entitled Reserve and Economic Evaluation Of Proved Reserves Of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil And Gas Interests As Of 31 December 2014 Executive Summary, and all references to our firm included in or made part of the Registration Statement.

PetroTechnical Services

Division of Schlumberger Technology Corporation

/s/ Charles M. Boyer II

Charles M. Boyer II, PG, CPG

Northeast Basin Business Manager

Advisor – Unconventional Reservoirs

Canonsburg, Pennsylvania

19 May 2015